EXHIBIT 10.2

First Citizens National Bank
Amended and Restated Split Dollar Agreement

This Amended and Restated Split Dollar Agreement (the "Agreement") is adopted this ______ day of ______, 200__, by and between First Citizens National Bank, a national commercial bank located in Dyersburg, Tennessee (the "Bank"), and __________ ("Executive").

This Agreement amends and restates the prior Split Dollar Plan dated ________ in which the Executive participated and terminates the split dollar insurance policy purchased by the Bank in the name of the Executive according to the terms of the Executive Employment Agreement dated ___________.

The purpose of this Agreement is to retain and reward the Executive, by dividing the death proceeds of certain life insurance policies, which are owned by the Bank on the life of the Executive with the designated beneficiary of the Executive.  The Bank will pay the life insurance premiums from its general assets.

Article 1
Definitions

            Whenever used in this Agreement, the following terms shall have the meanings specified:

1.1      "Bank's Interest" means the benefit set forth in Section 2.1.

1.2      "Beneficiary" means each designated person, or the estate of the deceased Executive, entitled to benefits, if any, upon the death of the Executive.

1.3      "Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Executive completes, signs and returns to the Plan Administrator to designate one or more Beneficiaries.

1.4      "Board" means the Board of Directors of the Bank as from time to time constituted.

1.5      "Code" means the Internal Revenue Code of 1986, as amended.

1.6      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.7      "Executive's Interest" means the benefit set forth in Section 2.2 and 2.3.

1.8      "Insurer" means the insurance company or companies issuing the Policies on the life of the Executive.

1.9      "Net Death Proceeds" means the total death proceeds of the Policy minus the greater of (i) the cash surrender value or (ii) the aggregate premiums paid by the Bank.

1.10    "Normal Retirement Age" means age sixty-five (65).

1.11    "Plan Administrator" means the plan administrator described in Article 11.

1.12    "Policy" or "Policies" means the individual insurance policy or policies adopted by the Bank for purposes of insuring the Executive's life under this Agreement.

1.13    "Separation from Service" means the Executive ceasing to be employed by the Bank for any reason other than death.

Article 2
Policy Ownership/Interests

 2.1      Bank's Interest.  The Bank shall own the Policies and shall have the right to exercise all incidents of ownership.  The Bank shall be the beneficiary of the remaining death proceeds of the Policies after the Executive's Interest is determined according to Section 2.2 or 2.3 below.

2.2      Executive's Interest - Death prior to Separation from Service.  In the event of death prior to Separation from Service, the Executive, or the Executive's assignee, shall have the right to designate the Beneficiary of an amount of death proceeds equal to the lesser of (i) __________________ or (ii) the Net Death Proceeds.  The Executive shall also have the right to elect and change settlement options with respect to the Executive's Interest by providing written notice to the Bank and the Insurer.

2.3      Executive's Interest - Death after Separation from Service.  In the event of death after Separation from Service, the Executive, or the Executive's assignee, shall have the right to designate the Beneficiary of an amount of death proceeds equal to the lesser of (i) _______________ or (ii) the Net Death Proceeds.  The Executive shall also have the right to elect and change settlement options with respect to the Executive's Interest by providing written notice to the Bank and the Insurer.

2.4       Forfeiture of Benefit.  The Executive will forfeit all benefits hereunder if: (i) the Executive violates any of the provisions detailed in Article 5 or (ii) the Executive provides written notice to the Bank declining further participation in the Agreement.

2.5       Subject Plans or Policies.  The Executive's participation in the Agreement shall replace his participation in any and all plans or policies heretofore purchased or maintained by the Company to provide death benefits for the executive or his assigns, not otherwise subject to the Agreement, including but not limited to the split dollar insurance policy purchased by the Bank in the name of the Executive according to the terms of the Executive Employment Agreement dated ________.

Article 3
Comparable Coverage

3.1      Insurance Policies.  If the Executive is entitled to a benefit, the Bank may provide such benefit through the Policies purchased at the commencement of this Agreement, or may provide comparable insurance coverage to the Executive.  If the Executive waives or forfeits his or her right to the benefit, the Bank may choose to cancel the Policies on the Executive, or may continue such coverage and become the direct beneficiary of the entire death proceeds.

3.2      Offer to Purchase.  If the Bank discontinues the Policies prior to Separation from Service, the Bank shall give the Executive at least thirty (30) days to purchase such Policies.  The purchase price shall be the fair market value of the Policies, as determined under Treasury Reg. §1.61-22(g)(2) or any subsequent applicable authority.  The offer to purchase shall be in a written instrument by the Bank to the Executive.

Article 4
Premiums and Imputed Income

4.1       Premium Payment.  The Bank shall pay all premiums due on all Policies.

4.2       Economic Benefit.  The Bank shall determine the economic benefit attributable to the Executive based on the life insurance premium factor for the Executive's age multiplied by the aggregate death benefit payable to the Beneficiary.  The "life insurance premium factor" is the minimum factor applicable under guidance published pursuant to Treasury Reg. § 1.61-22(d)(3)(ii) or any subsequent authority.

4.3       Imputed Income.  The Bank shall impute the economic benefit to the Executive on an annual basis, by adding the economic benefit to the Executive's W-2, or if applicable, Form 1099.

Article 5
General Limitations

5.1      Removal.  Notwithstanding any provision of this Agreement to the contrary, the Executive's rights in the Agreement shall terminate if the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency pursuant to Section 8(e) of the Federal Deposit Insurance Act.

5.2      Suicide or Misstatement. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of the Policy or Policies used to support the benefits under this Agreement, or if the insurance company denies coverage (i) for material misstatements of fact made by the Executive on any application for life insurance purchased by the Bank, or (ii) for any other reason; provided, however that the Bank shall evaluate the reason for the denial, and upon advice of legal counsel and in its sole discretion, consider judicially challenging any denial.

5.3      Non-Compete if Separation from Service occurs before Normal Retirement Age. The Executive shall forfeit the benefits under this Agreement if the Executive engages, either directly or indirectly, as an officer, director, principal, agent, employee, stockholder, or otherwise in any business that competes with or is otherwise similar to the business conducted by the Bank for a period of five (5) years from Separation from Service if Separation from Service occurs before Normal Retirement Age.

5.4       Termination for Cause.  Notwithstanding any provision of this Agreement to the contrary, the Bank shall not distribute any benefit under this Agreement if the Executive's employment with the Bank is terminated by the Bank or an applicable regulator due to a Termination for Cause. For the purposes of this Agreement, Termination for Cause shall be defined as (i) the conviction of the Executive or the rendering of a final judgment against the Executive by a court of competent jurisdiction which is not subject to further appeal for the willful and continued failure by the Executive to substantially perform his duties under this Agreement, the Company's policies, or federal and/or state law (other than any such failure resulting from his disability, as defined in an employment agreement between Executive and the Company); which breach of duty has materially adversely affected the safety and soundness of the Company; or (ii) the Executive's conviction of a felony which is not subject to further appeal. For purposes of this subparagraph, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission is in the best interest of the Company.

Article 6
Beneficiaries

6.1      Beneficiary. The Executive shall have the right, at any time, to designate a Beneficiary to receive any benefits payable under the Agreement upon the death of the Executive.  The Beneficiary designatedunder this Agreement may be the same as or different from the beneficiary designated under any other Agreement of the Bank in which the Executive participates.

6.2       Beneficiary Designation; Change.  The Executive shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Bank or its designated agent.  The Executive's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Executive or if the Executive names a spouse as Beneficiary and the marriage is subsequently dissolved.  The Executive shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Bank's rules and procedures, as in effect from time to time.  Upon the acceptance by the Bank of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled.  The Bank shall be entitled to rely on the last Beneficiary Designation Form filed by the Executive and accepted by the Bank prior to the Executive's death.

6.3       Acknowledgment.  No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Bank or its designated agent.

6.4       No Beneficiary Designation.  If the Executive dies without a valid designation of beneficiary, or if all designated Beneficiaries predecease the Executive, then the Executive's surviving spouse shall be the designated Beneficiary.  If the Executive has no surviving spouse, the benefits shall be made payable to the Executive's estate.

6.5      Facility of Payment.  If the Bank determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Bank may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person.  The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit.  Any payment of a benefit shall be a payment for the account of the Executive and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such payment amount.

Article 7
Assignment

The Executive may irrevocably assign without consideration all of the Executive's Interest in this Agreement to any person, entity, or trust.  If the Executive transfers all of the Executive's Interest, then such interest shall be entirely vested in the Executive's transferee, who shall be substituted as a party hereunder, and the Executive shall have no further interest in this Agreement.

Article 8
Insurer

The Insurer shall be bound only by the terms of the Policies.  The Insurer shall not be bound by or deemed to have notice of the provisions of this Agreement.  The Insurer shall have the right to rely on the Bank's representations with regard to any definitions, interpretations or Policy interests as specified under this Agreement.

Article 9
Claims and Review Procedure

9.1       Claims Procedure.  The Executive or Beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1    Initiation - Written Claim.  The claimant initiates a claim by submitting to the Plan Administrator a written claim for the benefits.  If such a claim relates to the contents of a notice received by the claimant, the claim must be made within sixty (60) days after such notice was received by the claimant.  All other claims must be made within one hundred eighty (180) days of the date on which the event that caused the claim to arise occurred.  The claim must state with particularity the determination desired by the claimant.

9.1.2   Timing of Bank Response.  The Bank shall respond to such claimant within ninety (90) days after receiving the claim.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional ninety (90) days by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, which an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.1.3    Notice of Decision.  If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)               The specific reasons for the denial;

(b)               A reference to the specific provisions of the Agreement on which the denial is based;

(c)                A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d)               An explanation of the Agreement's review procedures and the time limits applicable to such procedures; and

(e)                A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

9.2       Review Procedure.  If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

9.2.1    Initiation - Written Request.  To initiate the review, the claimant, within sixty (60) days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

9.2.2    Additional Submissions - Information Access.  The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim.  The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

9.2.3    Considerations on Review.  In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4    Timing of Bank's Response.  The Bank shall respond in writing to such claimant within sixty (60) days after receiving the request for review.  If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional sixty (60) days by notifying the claimant in writing, prior to the end of the initial sixty (60) day period, which an additional period is required.  The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.2.5    Notice of Decision.  The Bank shall notify the claimant in writing of its decision on review.  The Bank shall write the notification in a manner calculated to be understood by the claimant.  The notification shall set forth:

(a)       The specific reasons for the denial;

(b)       A reference to the specific provisions of the Agreement on which the denial is based;

(c)       A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and

(d)       A statement of the claimant's right to bring a civil action under ERISA Section 502(a).

Article 10
Amendments and Termination

Notwithstanding any other provision in this Agreement, the Bank and the Executive may amend or terminate the Agreement at any time prior to the Executive's Separation from Service by a mutual written agreement signed by the Bank and the Executive.

Article 11
Administration

11.1    Plan Administrator Duties.  This Agreement shall be administered by a Plan Administrator, which shall consist of the Board, or such committee or persons as the Board may choose.  The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with this Agreement.

11.2     Agents.  In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

11.3     Binding Effect of Decisions.  The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of this Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in this Agreement.

11.4     Indemnity of Plan Administrator.  The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

11.5     Information.  To enable the Plan Administrator to perform its functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the salary of the Executive, the date and circumstances of the death or Separation from Service of the Executive, and such other pertinent information as the Plan Administrator may reasonably require.

Article 12
Miscellaneous

12.1     Binding Effect.  This Agreement shall bind the Executive and the Bank, their beneficiaries, survivors, executors, administrators and transferees and any Beneficiary.

12.2    No Guarantee of Employment.  This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an Executive of the Bank, nor does it interfere with the Bank's right to discharge the Executive.  It also does not require the Executive to remain an Executive nor interfere with the Executive's right to terminate employment at any time.

12.3    Applicable Law.  The Agreement and all rights hereunder shall be governed by and construed according to the laws of the State of Tennessee, except to the extent preempted by the laws of the United States of America.

12.4     Reorganization.  The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm or person unless such succeeding or continuing company, firm or person agrees to assume and discharge the obligations of the Bank under this Agreement.  Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to the successor or survivor company.

12.5    Notice.  Any notice or filing required or permitted to be given to the Bank under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:

One First Citizens Place
Dyersburg, TN 38024

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Executive under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Executive.

12.6     Entire Agreement.  This Agreement, along with the Beneficiary Designation Form, constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof.  No rights are granted to the Executive under this Agreement other than those specifically set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date indicated above.

EXECUTIVE:                                                                                FIRST CITIZENS NATIONAL BANK

________________________________        By  ______________________________________
[NAME]
                                                                        Title  _____________________________________

{  }      New Designation

{  }      Change in Designation

I, ______________ designate the following as Beneficiary under the Agreement:

Primary: ___________________________________________________________ ___________________________________________________________ ___________________________________________________________	_____% _____% _____%
Contingent: ___________________________________________________________ ___________________________________________________________ ___________________________________________________________	_____% _____% _____%

Notes:

•         Please PRINT CLEARLY or TYPE the names of the beneficiaries.

•         To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement.

•         To name your estate as beneficiary, please write "Estate of _[your name]_".

•         Be aware that none of the contingent beneficiaries will receive anything unless ALL of the primary beneficiaries predecease you.

I understand that I may change these beneficiary designations by delivering a new written designation to the Plan Administrator, which shall be effective only upon receipt and acknowledgment by the Plan Administrator prior to my death.  I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Name:

Signature:                  _______________________________          Date:   _______

Received by the Plan Administrator this ________ day of ___________________, 2___

By:        _________________________________

Title:     _________________________________

SCHEDULE
TO
FIRST CITIZENS NATIONAL BANK
AMENDED AND RESTATED SPLIT DOLLAR AGREEMENT

Name	Section 2.2(i) Amount	Section 2.3(i) Amount
Jeffrey D. Agee	$ 650,000	$ 300,000
Sherrell Armstrong	350,000	350,000
Laura Beth Butler	300,000	-0-
Christian E. Heckler	300,000	-0-
Ralph E. Henson	750,000	750,000
Barry Ladd	710,000	710,000
Judy D. Long	650,000	650,000
Katie S. Winchester	850,000	850,000